Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Textainer Group Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-146304) on Form F-1, registration statements (Nos. 333- 147961, 333-171409 and 333-211290) on Form S-8, and registration statement (No. 333-171410 and 333-223657) on Form F-3 of Textainer Group Holdings Limited and subsidiaries of our reports dated March 22, 2019, with respect to the consolidated balance sheets of Textainer Group Holdings Limited and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules I to II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Textainer Group Holdings Limited and subsidiaries.

Our report dated March 22, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Textainer Group Holdings Limited did not maintain effective internal control over financial reporting as of December 31, 2018 due to the absence of a control to re-evaluate and confirm the appropriate accounting for management agreements entered into in prior periods associated with the managed fleet. This was due to the risk assessment process not identifying the potential risk of the accounting for these agreements not complying with applicable accounting standards.

/s/ KPMG LLP

San Francisco, California

March 22, 2019